Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement of Monsanto Company on Form S-8 of (i) our report dated March 22, 2000, except as to Notes 14 and 19 as to which the date is August 7, 2000, on the combined financial statements of the Monsanto Company Agricultural Business,
(ii) our report dated September 1, 2000 on the statement of financial position of Monsanto Company, and (iii) our report dated September 19, 2000 on the pro forma condensed combined statement of income of the Monsanto Company Agricultural Business for the year ended December 31, 1999, appearing in Registration Statement No. 333-36956 on Form S-1, as amended.

We also consent to the reference to us under the heading "Experts" in Registration Statement No. 333-36956 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

Saint Louis, Missouri
December 5, 2000